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Andrea Myers
Director, Corporate Communications
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BOK FINANCIAL PROVIDES UPDATE ON FOURTH QUARTER FINANCIAL RESULTS

Tulsa, Okla. (Jan. 13, 2016) -- BOK Financial Corporation (NASDAQ:BOKF) today announced that its provision for credit losses for the fourth quarter of 2015 is expected to be $22.5 million. The company had previously forecasted a provision for credit losses of $3.5 million to $8.5 million for the quarter.

Stacy Kymes, executive vice president, Corporate Banking, commented, “A single borrower reported steeper than expected production declines and higher lease operating expenses, leading to an impairment on the loan. In addition, as we noted at the start of the commodities downturn in late 2014, we expected credit migration in the energy portfolio throughout the cycle and an increased risk of loss if commodity prices did not recover to a normalized level within one year. As we are now into the second year of the downturn, during the fourth quarter we continued to see credit grade migration and increased impairment in our energy portfolio. The combination of factors necessitated a higher level of provision expense."

Steven Nell, chief financial officer, added, “Aside from the increased loan loss provision, fourth quarter results were softer than expected, largely due to lower fee income and expenses that were slightly above our forecasted range. As a result, net income for the fourth quarter, including the impact of the increased provision, is expected to be $58 million to $61 million, or $0.87 to $0.91 per diluted share. We will provide additional details on fourth quarter results, and update our guidance for the 2016 loan loss provision, when we announce earnings at the end of the month.”

Financial results for the fourth quarter 2015 will be released before market open on Wednesday, January 27, 2016. The company will hold a conference call at 9:00 a.m. central time that morning to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-412-902-6611. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-412-317-0088 and referencing conference ID # 10078587.

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About BOK Financial Corporation

BOK Financial Corporation is a $31 billion regional financial services company based in Tulsa, Oklahoma. The Company's stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF). BOK Financial's holdings include BOKF, NA, BOSC, Inc. and The Milestone Group, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Kansas City, Bank of Oklahoma, Bank of Texas and Colorado State Bank and Trust. Through its subsidiaries, the Company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.

Forward-Looking Statements
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

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